Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2022 with respect to the consolidated financial statements of TMC the metals company Inc. (the “Company”) as at and for the years ended December 31, 2021 and December 31, 2020, included in the Post-effective Amendment No.1 to Form S-1 Registration Statement of the Company for the issuance of up to 264,438,297 common shares and up to 9,500,000 warrants.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada

April 13, 2022